Exhibit 10.1
Alnylam Pharmaceuticals, Inc.
2009 Annual Incentive Program
Summary Description
In February 2009, the Compensation Committee of the Board of Directors (the “Board”) of Alnylam Pharmaceuticals, Inc. (“Alnylam” or the “Company”) established the 2009 Annual Incentive Program (the “Bonus Plan”) to incent and reward eligible leadership employees based upon their performance relative to pre-established 2009 corporate and individual goals and objectives, and retain company leadership by establishing an important element of Alnylam’s total rewards package consistent with Alnylam’s compensation philosophy and operating strategy.
Eligibility
Members of Alnylam’s leadership team, as defined by Alnylam’s Chief Executive Officer, including the Chief Executive Officer, President and Chief Operating Officer, Chief Scientific Officer, Vice Presidents, and Directors and equivalent level leadership team members, that are employed by the Company before July 1, 2009 and on the day awards are granted under the Bonus Plan, are eligible to receive an annual cash bonus based upon the achievement of individual and corporate goals and objectives for 2009 (collectively, “Plan Participants”).
Goals
The corporate goals for 2009 were proposed by the Company’s Executive Officers and approved by the Board. Individual objectives focus on contributions that facilitate the achievement of the Company’s corporate goals. The Compensation Committee approved the individual objectives for the Company’s Executive Officers and Vice Presidents. The individual objectives for the other Plan Participants have been approved by the Company’s Chief Executive Officer.
Awards
Awards under the Bonus Plan, if any, will be determined by first establishing a Plan Participant’s individual award, which will be based upon performance against individual objectives for 2009. Each Plan Participant has an established target opportunity under the Bonus Plan, as set forth in the table below, representing a percentage of the Plan Participant’s base salary for 2009. The individual award will range from 0% to 100% of the Plan Participant’s target opportunity (capped at 100% of the target opportunity) based upon the Plan Participant’s individual performance against his or her 2009 objectives.

2009 Annual Incentive Program Target Opportunities
Band — Title	Target Opportunity
Chief Executive Officer	50%
President and Chief Operating Officer	30%
Chief Scientific Officer	30%
Senior Vice President/Vice President	20%
Senior Director/Director	12%
Associate Director	7%

     A corporate performance modifier will then be applied to the individual award. The corporate performance modifier will range from 0% to 100% and will be based upon the Company’s performance against the 2009 corporate goals; provided, however, that if corporate performance for 2009 falls below a threshold of 50%, the corporate performance modifier will be 0%. The Compensation Committee retains the ability under the Bonus Plan to exercise its discretion in adjusting an award higher or lower as it deems appropriate under the specific circumstances. At the end of 2009, the Compensation Committee will evaluate individual and corporate performance against the established goals and objectives and determine the amount of the awards, if any, to be granted under the Bonus Plan. All awards under the Bonus Plan will be made in cash and paid in January 2010.
Administration; Amendment
The Bonus Plan will be administered by the Compensation Committee of the Board. The Compensation Committee shall have full power and authority to interpret and make all decisions regarding the Bonus Plan, which decisions and interpretations shall be final and binding on all Plan Participants. The Compensation Committee or the full Board may amend the Bonus Plan in any manner at any time without the consent of any Plan Participant.